Exhibit 16.1

December 9, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sheffield Steel Corporation (successor company) and, under the date of July 10, 2003, we reported on the consolidated financial statements of Sheffield Steel Corporation and subsidiary as of April 30, 2003 and for the period from August 14, 2002 (date of reorganization) to April 30, 2003. We were also previously principal accountants for Sheffield Steel Corporation (predecessor company) and, under the date of September 16, 2002, we reported on the consolidated statements of operations, stockholder’s deficit and cash flows of Sheffield Steel Corporation and subsidiary for the year ended April 30, 2002. In May 2004, our appointment as principal accountants was terminated. We have read Sheffield Steel’s statements included under the section “Change in Accountants” in the prospectus dated December 10, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Sheffield Steel’s statements that: 1) the change was recommended by the audit committee and unanimously ratified by the board of directors; 2) Grant Thornton was not consulted with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or (b)the type of audit opinion that might be rendered on Sheffield Steel’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP